Exhibit 5

December 5, 2013

CBS Corporation
51 West 52nd Street
New York, NY 10019

Dear Sirs:

I am the Senior Executive Vice President and General Counsel of CBS Corporation, a Delaware corporation (“CBS” or the “Company”). I am delivering this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of CBS filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the registration of $200 million of deferred compensation obligations (the “Obligations”) of CBS to be offered under the following plans (the “Plans”): (i) the CBS Excess 401(k) Plan, as amended; (ii) the CBS Excess 401(k) Plan for Designated Senior Executives, as amended; (iii) the CBS Bonus Deferral Plan, as amended; and (iv) the CBS Bonus Deferral Plan for Designated Senior Executives, as amended (collectively, the “Plans”).

In connection with the foregoing, I or members of my legal staff (my “Staff”) have examined the Registration Statement, the Plans, and the originals or copies certified to my or my Staff’s satisfaction, of such records, documents, certificates and other instruments as I or my Staff have deemed necessary or appropriate to enable me to render the opinion expressed below. As to questions of fact material to the opinion expressed below, I or my Staff have, when relevant facts were not independently established by me or them, relied upon certificates of officers of CBS or other evidence satisfactory to me or my Staff.  In all such examinations, I or my Staff have assumed the genuineness of all signatures on original and certified documents, the legal capacity of all natural persons, the authenticity of all documents submitted to me or my Staff as original documents and the conformity to original or certified documents submitted to me or my Staff as copies.

I am a member of the bar of the State of New York, the Commonwealth of Pennsylvania and the State of Connecticut, and the opinion expressed herein is limited to matters controlled by the federal securities laws of the United States and the General Corporation Law of the State of Delaware, and I do not express any opinion herein concerning any other law.

Based upon the foregoing, it is my opinion that the Obligations, when established pursuant to the terms of the Plans, will be valid and binding Obligations of CBS, enforceable against CBS in accordance with their terms and the terms of the Plan, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting enforcement of creditors’ rights generally.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Louis J. Briskman
Louis J. Briskman, Esq.